EXHIBIT 99.1
February 8, 2008          Company Press Release          Source: Flowers Foods (NYSE: FLO)
FLOWERS FOODS DECLARES DIVIDEND AND AMENDS SHARE REPURCHASE PLAN
THOMASVILLE, GA—The board of directors of Flowers Foods (NYSE: FLO) today announced a quarterly dividend of $.125 per share. This action renews the annual dividend rate of $.50. The dividend is payable on March 7, 2008, to shareholders of record on February 22, 2008.
Flowers Foods also announced its board of directors has approved an increase in the number of shares the company is authorized to repurchase under its share repurchase plan. With the increase of 7.1 million shares, the company is authorized to repurchase up to 30 million shares of Flowers Foods common stock. Previously, the share repurchase plan allowed for up to 22.9 million shares to be repurchased. Through the fourth quarter of 2007, the company has acquired approximately 19.1 million shares for $280.4 million, an average of $14.65 per share. Flowers Foods currently has approximately 91.9 million shares of common stock outstanding.
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Contact: Mary A. Krier, Vice President/Communications, (229) 227-2333